EXHIBIT 15
April 30, 2014
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated April 30, 2014 on our review of interim financial information of Sonoco Products Company for the three month periods ended March 30, 2014 and March 31, 2013 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 30, 2014 is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-100798; File No. 333-100799; File No. 333-152531; and File No. 333-184692) and Form S-3 (File No. 333-182988).
Very truly yours,
/s/ PricewaterhouseCoopers LLP